UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2021

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5759			65-0949535
(Commission File Number)			(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard	Miami	Florida	33137
(Address of Principal Executive Offices)			(Zip Code)

(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to 12(b) of the Act:

Title of each class:	Trading	Name of each exchange
	Symbol(s)	on which registered:
Common stock, par value $0.10 per share	VGR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Notes Offering

On January 28, 2021, Vector Group Ltd. (the “Company”) completed the sale of $875.0 million in aggregate principal amount of its 5.75% senior secured notes due 2029 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A and pursuant to Regulation S in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued under an indenture, dated as of January 28, 2021 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto as note guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”). The terms of the Notes are discussed under Item 2.03 below.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture and 5.75% Senior Secured Notes due 2029

On January 28, 2021, the Company completed the sale of $875.0 million in aggregate principal amount of its 5.75% senior secured notes due 2029 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A and pursuant to Regulation S in a private offering exempt from the registration requirements of the Securities Act. The Notes were issued under the Indenture.

The aggregate net cash proceeds from the sale of the Notes were approximately $855.5 million after deducting the Initial Purchaser’s discount and estimated expenses and fees payable by the Company in connection with the Notes offering. The Company intends to use the net cash proceeds from the Notes offering, together with cash on hand, to redeem all of the Company’s outstanding 6.125% senior secured notes due 2025 (the “2025 Secured Notes”), including accrued interest and any premium thereon, and to pay fees and expenses in connection with the offering of the Notes and the redemption of the 2025 Secured Notes. The Company previously announced its intention to redeem its 2025 Secured Notes with a redemption date of February 1, 2021, conditioned upon the closing of a refinancing transaction in a principal amount of at least $850 million through one or more offerings of debt securities.

The Company will pay cash interest on the Notes at a rate of 5.75% per year, payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2021. Interest will accrue from January 28, 2021. Interest on overdue principal and interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. The Company will make each interest payment to the holders of record on the immediately preceding January 15 and July 15, as the case may be.
The Notes mature on February 1, 2029, or on such earlier date as results from the operation of certain springing maturity date provisions set forth in the Indenture. Prior to February 1, 2024, the Company may redeem some or all of the Notes at any time at a make-whole redemption price. On or after February 1, 2024, the Company may redeem some or all of the Notes at a premium that will decrease over time, plus accrued and unpaid interest, if any, to the redemption date.

The Notes are fully and unconditionally guaranteed on a joint and several basis by all of the wholly owned domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses, which subsidiaries, as of the issuance date of the Notes, are also guarantors under the Company’s outstanding 10.500% senior notes due 2026. The Notes are not guaranteed by New Valley LLC, or any of the Company’s subsidiaries engaged in the Company’s real estate business conducted through its subsidiary New Valley LLC. The guarantees provided by certain of the Guarantors are secured by first priority or second priority security interests in certain collateral of such Guarantors pursuant to security and pledge agreements, subject to certain permitted liens and exceptions as further described in the Indenture and the security documents relating thereto. The Company will not provide any security for the Notes.

The Notes will be the Company’s general senior obligations and will be pari passu in right of payment with all of the Company’s existing and future senior indebtedness, will be senior in right of payment to all of the Company’s future subordinated indebtedness, if any, and will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the non-Guarantor subsidiaries of the Company (other than indebtedness and liabilities owed to the Company or one of the Guarantors). Each guarantee of the Notes will be the general obligation of the Guarantor and will be pari passu in right of payment with all other senior indebtedness of the Guarantor, including the indebtedness of Liggett Group LLC (“Liggett Group”) and 100 Maple LLC (“Maple”) under their Third Amended and Restated Credit Agreement (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) with Wells Fargo Bank,

National Association (“Wells Fargo”). Each guarantee of the Notes will be senior in right of payment to all future subordinated indebtedness of the Guarantor, if any. Each guarantee of the Notes that is secured by assets of a Guarantor will be effectively senior in right of payment to all existing and future unsecured indebtedness of such Guarantor to the extent of the value of the assets that secure such guarantee, after giving effect to any prior liens on such assets. Each guarantee of the Notes will be effectively subordinated to indebtedness that is secured by a higher priority lien than the lien securing the guarantee, if any, to the extent of the value of the collateral securing such indebtedness.

In the event of a Change of Control (as defined in the Indenture), each holder of the Notes may require the Company to repurchase some or all of its Notes at a repurchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of purchase. If the Company sells certain assets and does not apply the proceeds as required pursuant to the Indenture, it must offer to repurchase the Notes at the prices listed in the Indenture.

If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable, except that an Event of Default resulting from a bankruptcy or similar proceeding with respect to the Company or with respect to the Guarantors who, individually or as a group, would constitute a Significant Subsidiary (as defined in the Indenture) will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of the Trustee or any Note holders.

The Indenture contains covenants that limit the Company and each Guarantor’s ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other distributions in respect of or repurchase or redeem its equity interests; (iii) prepay, redeem or repurchase its subordinated indebtedness; (iv) make investments; (v) sell assets; (vi) incur certain liens; (vii) enter into agreements restricting its subsidiaries’ ability to pay dividends; (viii) enter into transactions with affiliates; and (ix) consolidate, merge or sell all or substantially all of its assets. These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture.

Pledge Agreement

In connection with the issuance of the Notes, on January 28, 2021, VGR Holding LLC (“VGR Holding”) entered into a pledge agreement (the “Pledge Agreement”) with the Collateral Agent. Pursuant to the Pledge Agreement, VGR Holding granted to the Collateral Agent for the benefit of the holders of the Notes a first priority security interest in all if its right and title in the Pledged Collateral (as defined in the Pledge Agreement) as collateral security for its guarantee obligations in respect of the Notes, subject to certain permitted liens and exceptions as further described in the Indenture and the Pledge Agreement.

Vector Tobacco Security Agreement

In connection with the issuance of the Notes, on January 28, 2021, Vector Tobacco Inc. (“Vector Tobacco”) entered into a security agreement (the “Vector Tobacco Security Agreement”) with the Collateral Agent. Pursuant to the Vector Tobacco Security Agreement, Vector Tobacco granted to the Collateral Agent for the benefit of the holders of the Notes a first priority security interest in all if its right and title in the Collateral (as defined in the Vector Tobacco Security Agreement) as collateral security for its guarantee obligations in respect of the Notes, subject to certain permitted liens and exceptions as further described in the Indenture and the Vector Tobacco Security Agreement.

Liggett Guarantors Security Agreement

In connection with the issuance of the Notes, on January 28, 2021, Liggett Group and Maple (the “Liggett Guarantors”) entered into a security agreement (the “Liggett Guarantors Security Agreement”) with the Collateral Agent. Pursuant to the Liggett Guarantors Security Agreement, the Liggett Guarantors granted to the Collateral Agent for the benefit of the holders of the Notes a second priority security interest in all if its right and title in the Collateral (as defined in the Liggett Guarantors Security Agreement) as collateral security for its guarantee obligations in respect of the Notes, subject to certain permitted liens and exceptions as further described in the Indenture and the Liggett Guarantors Security Agreement.

Intercreditor Agreement

In connection with the issuance of the Notes, on January 28, 2021, the Liggett Guarantors entered into a second amended and restated intercreditor and lien subordination agreement (the “Intercreditor Agreement”) with the Collateral Agent and Wells Fargo, as agent under the Credit Agreement. Pursuant to the Intercreditor Agreement, the liens of the Collateral Agent on the ABL Collateral (as defined in the Intercreditor Agreement) will be subordinated to the liens of Wells Fargo on the ABL Collateral. After the date of the Indenture, any other affiliate of the Company that is a guarantor of the Notes, including Vector Tobacco, may become a borrower under the Credit Agreement and execute a joinder to the Intercreditor Agreement, in which event the obligations of any such entity, including Vector Tobacco, as borrower under the Credit Agreement would be secured on a first priority basis, and its obligations as a Guarantor would then be secured on a second priority basis in the same manner as the guarantee of the Notes by the Liggett Guarantors.

The foregoing summary of the Notes, the Indenture, the Pledge Agreement, the Vector Tobacco Security Agreement, the Liggett Guarantors Security Agreement and the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture, the Pledge Agreement, the Vector Tobacco Security Agreement, the Liggett Guarantors Security Agreement and the Intercreditor Agreement, attached hereto as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
4.1	Indenture, dated as of January 28, 2021, among Vector Group Ltd., the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent.
4.2	Pledge Agreement, dated as of January 28, 2021, between VGR Holding LLC and U.S. Bank National Association, as collateral agent.
4.3	Security Agreement, dated as of January 28, 2021, between Vector Tobacco Inc. and U.S. Bank National Association, as collateral agent.
4.4	Security Agreement, dated as of January 28, 2021, among Liggett Group LLC, 100 Maple LLC and U.S. Bank National Association, as collateral agent.
4.5
Second Amended and Restated Intercreditor and Lien Subordination Agreement, dated as of January 28, 2021, among Liggett Group LLC, 100 Maple LLC, U.S. Bank National Association and Wells Fargo Bank, National Association.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Senior Vice President, Treasurer and Chief Financial Officer
Date: January 28, 2021